FOIA CONFIDENTIAL TREATMENT REQUESTED
PORTIONS OF THIS DOCUMENT MARKED BY [*] HAVE BEEN
OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT
FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION

Exhibit 10.1

May 29, 2015

Greg Secord

Dear Greg:

It’s been a pleasure getting to know you during the recent interview process. We appreciate the time and travel investment you’ve made to explore this opportunity. On behalf of FleetCor, I’m pleased to offer you the position of President, Comdata North America Trucking (NAT) reporting to me.

In this role, you will have responsibility for:

•	Delivering the annual revenue and profit plan for our NAT LOB

•	Developing annual budgets and developing 3 year growth plans to insure [*] % net revenue and [*]% plus EBITDA growth annually throughout the forecast period

•	Focusing on mid-term growth initiatives (including new product, new sales, and new rate initiatives) to drive growth

•	Hiring, developing and retaining key team members

This role will be based in our Brentwood, TN office.

The general terms of your employment offer are as follows.

Salary
Your salary will be $300,000 per year paid bi-weekly in accordance with FLEETCOR’s normal pay cycle.

Bonus
You will be eligible to participate in FleetCor’s Executive Bonus Program. Your annual target payout for this bonus will be 50% or $150,000. Actual bonus payments may be higher (up to 150% of target) or lower depending on your performance against personal objectives. Your 2015 bonus will be prorated based on your actual start date. You and I will work together to establish your personal objectives. Bonus payments are generally made in February of the following year, and require that you are employed with us at the time of payout.

Annual Restricted Stock
You will be granted approximately $175,000 in restricted stock annually. These shares vest if FleetCor achieves its annual cash EPS Board approved budget. Your 2015 grant will be prorated based on your actual start date.

Thus, your annual cash compensation at target will be $625,000.

FOIA CONFIDENTIAL TREATMENT REQUESTED
PORTIONS OF THIS DOCUMENT MARKED BY [*] HAVE BEEN
OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT
FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION

Equity
You will be granted two forms of equity as follows:

Performance-Based Restricted Stock:

•	Upon hire, we will grant you 5,000 performance-based restricted shares (worth approximately $750,000 at today’s FMV). The vesting criteria for these shares will be the following:

1.	Net Revenue: Shares earned will be zero (0) if Comdata NAT fails to achieve its 2015 budgeted net revenue.

2.	Profit: Subject to Goal 1, 5,000 shares will vest if FleetCor achieves at least $1 of profit for the first quarter of 2016.

•
We will make additional grants of performance-based restricted stock each of the next three years…2016, 2017, 2018. These grants will be worth approximately $750,000, at the time of grant, and the criteria for vesting will be mid-range performance goals, e.g., Comdata NAT net revenue growth of [*]% in each of those years. Please note: The actual number of shares granted will simply be $750K divided by the FLT share price in January of the grant year.

Stock Options: You will be granted 44,000 stock options. These stock options will be granted at fair market value at the time of grant and vest evenly over 4 years. The 44,000 stock options would have a grant date value of approximately $1.6M. See the enclosed equity illustration for an estimate of the potential realized value of this stock option grant.

These 2 equity grants are designed to target approximately $1.75 in annual equity income, assuming excellent personal performance, and FLT stock appreciation of 20% annually.

All equity grants require formal Compensation Committee approval.

Benefits
You will be entitled to participate in the executive benefit program at no cost to you. Crystal Williams will provide details outlining eligibility, coverage level, etc.

Non-compete: Like all company executives, you will be required to sign the company’s non-compete / non-solicitation agreement / non-disclosure as a condition of your employment (see enclosed form).

Severance: Our executive severance policy is 6 months’ salary continuation (e.g. does not include target bonus) in the unlikely event of termination not for cause. [Note: Termination for cause carries no severance.]

Relocation Assistance
We will provide up to $60,000 in relocation reimbursement in total for application against the following:

•	a furnished apartment in Nashville for 12 months

•	the physical move of your household goods in summer of 2016 from Toronto to Nashville

•	airline tickets to/from Nashville and Toronto for you to go home during the first year

Greg, we are excited to welcome you to the FLEETCOR / Comdata team. As we have discussed, this represents an exciting opportunity for you to join a company with an attractive growth outlook in a role where you can make a significant impact.

Please let us know if we can answer any questions, or help better clarify our offer.

FOIA CONFIDENTIAL TREATMENT REQUESTED
PORTIONS OF THIS DOCUMENT MARKED BY [*] HAVE BEEN
OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT
FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION

Best Regards,

Ron Clarke

Ron Clarke, Chairman and CEO

cc: Crystal Williams

Enclosures:    Employment Covenants Agreement
Equity Compensation Illustration

/s/ Greg Secord
Agreed and Accepted, Greg Secord	Date

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